EX.99-77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund: Goldman Sachs Variable Insurance Trust Mid Cap Value Fund Name of Underwriter Purchased From: Merrill Lynch Capital Services Inc.
Name of Underwriting syndicate members: Citigroup Global Markets Inc, Credit Suisse First Boston Corp., Goldman, Sachs & Co., JPMorgan Seceurites Inc., Merrill Lynch Pierce Fenner and Smith Inc
Name of Issuer: ECOLAB INC
Title of Security: ECOLAB INC
Date of First Offering: 11/12/2008
Dollar Amount Purchased: $3,068,300
Number of Shares Purchased: 100,600
Price Per Unit: 30.50